Exhibit 99.1

NEWS RELEASE

Visa Settles with U.S. Department of Justice and Seven State Attorneys General

SAN FRANCISCO, CA, October 4, 2010 – Visa Inc. (NYSE: V) announced today a settlement agreement with the U.S. Department of Justice (DOJ) and the attorneys general of seven states to resolve antitrust investigations into the company’s merchant acceptance rules in the U.S. As part of the settlement, Visa will allow U.S. merchants to offer discounts or other incentives to steer customers to a particular form of payment including to a specific network brand or to any card product, such as a “non-reward” Visa credit card.

Visa’s rules always have allowed U.S. merchants to steer customers to other forms of payment and offer discounts to customers who choose to pay with cash, check or PIN debit. The new rules will expand U.S. merchants’ ability to discount for their preferred form of payment, though they will not be able to pick and choose amongst issuing banks. The settlement agreement does not address Visa’s rule prohibiting U.S. merchants from surcharging consumers.

“As we referenced in our previous public filings, our constructive conversations with the Department of Justice have resulted in an amicable resolution of the Department’s broad-based investigation that will lead to Visa making a reasonable modification to our discounting rule,” said Josh Floum, General Counsel, Visa Inc. “Visa always has allowed merchants to discount for cash and PIN-debit, and extending the ability to discount by network brand is a reasonable accommodation. The settlement will not impact our ability to continue growing our business by offering innovative payments products that consumers and merchants value above any others. The settlement also gives U.S. merchants new tools to manage their acceptance costs while benefitting from the tremendous value electronic payments deliver. ”

There is no monetary obligation associated with the DOJ settlement. The investigation brought by the state attorneys general is resolved on the same terms, plus reimbursement of the attorneys’ fees and expenses. MasterCard has agreed to enter into the same settlement and will change its relevant rules as well.

The DOJ issued a civil investigative demand to Visa in 2008, seeking information about certain Visa acceptance rules, including those related to surcharging and discounting. A working group of state attorneys general issued a similar civil investigative demand in 2009. Both investigations end today with a consent decree that sets forth the terms of the settlement, subject to court approval.

Visa will make formal rule changes after the court enters a final judgment following a public comment period, but will refrain from enforcing its current discounting rules in the interim. U.S. merchants will receive additional information about the settlement from their acquiring financial institution after the final judgment.

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About Visa Inc.: Visa Inc. is a global payments technology company that connects consumers, businesses, financial institutions and governments in more than 200 countries and territories to fast, secure and reliable digital currency. Underpinning digital currency is one of the world’s most advanced processing networks—VisaNet—that is capable of handling more than 10,000 transactions a second, with fraud protection for consumers and guaranteed payment for merchants. Visa is not a bank, and does not issue cards, extend credit or set rates and fees for consumers. Visa’s innovations, however, enable its financial institution customers to offer consumers more choices: Pay now with debit, ahead of time with prepaid or later with credit products. For more information, visit www.corporate.visa.com.

Forward-Looking Statements

Certain statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the “safe harbor” created by those sections. These statements can be identified by the terms “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will” and similar expressions which are intended to identify forward-looking statements. In addition, any underlying assumptions are forward-looking statements.

By their nature, forward-looking statements: (i) speak only as of the date they are made, (ii) are not guarantees of future performance or results and (iii) are subject to risks, uncertainties and assumptions that are difficult to predict or quantify. Therefore, actual results could differ materially and adversely from those forward-looking statements as a result of a variety of factors, including all the risks discussed in Part 1, Item 1A – “Risk Factors” in our Annual Report on Form 10-K for the most recent fiscal year and any subsequent Quarterly Report on Form 10-Q. You are cautioned not to place undue reliance on such statements, which speak only as of the date of presentation. Unless required to do so under U.S. federal securities laws or other applicable laws, we do not intend to update or revise any forward-looking statements.

Contacts:

Steve Burke

for Visa Inc.

Tel: +1 703 683 5004, ext. 108

E-mail: sburke@crcpublicrelations.com

Jack Carsky, Investor Relations

Visa Inc.

Tel: +1 415 932 2213

E-mail: ir@visa.com